Exhibit 10.42

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS ARE MARKED AS “[XXXX]” ALONG WITH A FOOTNOTE INDICATING THAT THE INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED COPY OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Product and Services Agreement

Between

Allendale Pharmaceuticals, Inc. and International Paper Company

This Agreement is made effective as of 3/7/06 (the “Effective Date”), by and between xpedx, a division of International Paper Company (“xpedx”) with an office at 6285 Tri-Ridge Boulevard, Loveland, Ohio, 45140, and Allendale Pharmaceuticals, Inc (“Allendale”) with an office at 73 Franklin Turnpike, Allendale, NJ 07401. Allendale and xpedx are collectively referred to as the “Parties” and, each, singly, as a “Party”.

1.	Term. This Agreement shall become effective on March 7, 2006 and end on September 6, 2010, unless otherwise terminated in accordance with the terms and conditions of Section 2 of this Agreement. Thereafter, the Agreement may be renewed only upon mutual, written agreement of the Parties.

2.	Termination. Either Party may terminate this Agreement in accordance with the following terms and conditions:

2.1.	Termination Without Cause. Either Party may terminate this Agreement without cause by giving the other Party at least one hundred twenty (120) days’ prior written notice of the effective date of such termination.

2.2.	Termination Upon Default. Either Party may terminate this Agreement immediately upon written notice to the other Party if a breach occurs and the breach is not remedied within sixty (60) days after the non-breaching party has provided written notice detailing the alleged breach.

2.3.	Termination Upon Insolvency or Bankruptcy. Notwithstanding the provisions of Section 2.1 above, either party shall have the right to terminate this Agreement immediately upon written notice to the other party, upon occurrence of any one or more of the following events: (i) other party (or permitted successor organization) ceases to do business as a going concern; (ii) other party makes an assignment for the benefit of creditors; (iii) other party admits in writing its inability to pay its debts as they become due; (iv) other party files a voluntary petition for protection under applicable US Bankruptcy laws or any applicable state insolvency laws; (v) other party becomes the subject of receivership; and (vi) any substantial part of the other party’s property is or becomes subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency without being released or satisfied within thirty (30) days thereafter.

3.

Procedures on Termination. Upon termination of this Agreement, Allendale will take the following actions: (i) pay all outstanding amounts due to xpedx for Sponge Products owned by xpedx for services rendered prior to the effective date of the termination; and (ii) purchase where applicable and take possession of all remaining Product inventory in xpedx’s possession (“Remaining Inventory”) from xpedx within 45 days of the date of termination. Allendale will be responsible to pay for all freight costs related to moving the Remaining Inventory from xpedx and fees for picking and loading the Remaining Inventory at the then current prices set forth on Exhibit A, as amended, unless the termination is due to a default by xpedx in which case xpedx will bear the cost of the freight and pick fees associated with the Remaining Inventory. Upon termination of this Agreement, xpedx will take the following actions: i) pay all outstanding amounts due to Allendale for Sponge Products owned and billed to xpedx, ii) complete a final inventory on the Sponge and other products using the procedures set forth in Section 8 herein, and iii) assist Allendale with the removal of the Remaining Inventory from the Cincinnati facility.

4.	Prices. The formula for calculating the prices and fees for Products and Services is specified in Exhibits A This formula may be amended from time to time, upon mutual written agreement of the Parties and the signing of a revised Exhibit A. The parties agree that changes in volume of 20% (more or less) will require a review of the pricing structure and may require a price adjustment. The parties must agree in writing to the new pricing and the effective date thereof. If an agreement on new pricing can not be reached within 30 days of either party’s written request to meet to negotiate such revised pricing, the Party requesting such pricing changes may thereafter provide written notice of its intent to terminate the Agreement as outlined in Section 2 above.

5.	Taxes. Any tax, duty, or other governmental charge now or hereafter levied upon the production, sale, storage, use or shipment of materials ordered or sold hereunder shall be for Allendale’s account. Such governmental taxes, duties, charges and levies are not covered in xpedx’s price unless expressly so stated.

6.	Services. As applicable, xpedx shall supply the specific services described in Exhibit B (the “Services”). Any additional products and/or services may be added only by mutual written agreement of the Parties.

7.	Products. The Parties acknowledge and agree that Allendale will sell, xpedx will purchase and Allendale will re-purchase the certain contraceptive sponge products (collectively, the “Sponge Products”) set forth on Exhibit A pursuant to the procedures outlined in this Agreement and the attached Exhibits. In addition, Allendale will provide certain other products set forth on Exhibit A (collectively, the “Other Products”, and together with the Sponge Products shall be collectively referred to as the “Products”) to xpedx for distribution and xpedx will distribute such Other Products without taking title to such Other Products.

7.1.	Products. The parties agree that any additional products may be added only upon the prior written consent of both parties. If additional Products are added, the parties will execute an amended Exhibit A identifying the additional products, their price, ownership, distribution and payment terms.

7.2.	Initial Transfer of Title to Sponge Products. Allendale will sell and xpedx will purchase the Sponge Products on the terms and conditions set forth herein. xpedx shall purchase the Sponge Products pursuant to the terms of Section 10. Risk of loss and title shall transfer upon acceptance by xpedx at xpedx’s warehouse.

7.3.	Allendale Re-purchase of Sponge Products. Upon receipt of an order for the Sponge Product from an Allendale Customer, xpedx will ship the order FOB shipping point. Title and risk of loss for Sponge Products shall transfer from xpedx to Allendale upon xpedx delivery of the Sponge Product to a carrier for delivery to Allendale’s customer.

7.4.	Allendale Ownership of the Other Products. xpedx will provide distribution services to Allendale for the Other Products. In no event will xpedx take ownership of the Other Products.

7.5.	Storage. xpedx agrees to store the Products in locations segregated from xpedx’s own product and/or the product of third parties Prior to the execution of this Agreement, Allendale will provide xpedx with written instructions specifying any special handling or storage requirements that Allendale requires be employed by xpedx in connection with the performance of this Agreement. xpedx shall not exchange, use, sell or otherwise dispose of Product without Allendale’s written authorization. xpedx agrees to permit Allendale to enter xpedx’s premises upon reasonable prior notice (but in no case less than two (2) business days) to make inspection of the Product stored therein. Products stored for more than sixty (60) days calculated on a first in first out basis will be subject to a storage fee as set out in Exhibit A. In the event of an inventory build to support new business, this chargeback will be waived if both parties agree to the inventory build. If the inventory build is not shipped within 60 days, the build will then be considered subject to storage fees.

7.6.	Obsolete Products.

7.6.1.	Allendale shall re-purchase the Sponge Products stored in xpedx’s facilities that have not been ordered within 180 days of receipt by xpedx. Such products shall be considered “obsolete” unless the Parties agree in writing to other arrangements. Thereafter, xpedx shall promptly send Allendale an invoice for such Product. Allendale will promptly provide xpedx with instructions as to where to ship the obsolete Product or otherwise dispose of them. Allendale shall be fully responsible for any expenses associated with disposal or shipment of such obsolete Product.

7.6.2.	xpedx shall be permitted to return to Allendale all Other Products that exceed their shelf life or are otherwise are no longer saleable through no fault of xpedx. Allendale will promptly provide xpedx with instructions as to where to ship the obsolete Other Product or otherwise dispose of them. Allendale shall be fully responsible for any expenses associated with disposal or shipment of such obsolete Other Product.

7.7.	Ownership. xpedx will not encumber, grant any lien on, mortgage or pledge the products, nor make any attempt to do any of these, nor permit any encumbrance, lien, mortgage, levy of execution or garnishment to attach to any of the products. In addition, xpedx will not enter into an agreement with any party to sell the Sponge product to any party other than Allendale.

8.	Physical Inventory. xpedx shall take physical inventory of the Sponge Products and Other Products once per calendar year. Cycle counts shall be conducted such that each Product is counted once per calendar quarter. After each calendar quarter, xpedx shall reconcile the inventory overages and shortages since the last calendar quarter, against the inventory count on the first day and last day of the quarter being reconciled. The dollar value (over or short) shall be reviewed and researched by both Parties and calculated at the cost of the Product on the last day of the quarter. Thirty days after the inventory is reconciled, xpedx shall be liable for shortages (net of overages) that exceed 0.5% of the inventory value on the first day of the calendar quarter. xpedx shall issue a credit calculated in accordance with the product price of the Products set forth on Exhibit A. Allendale will have the right to audit, at Allendales’ expense, the physical inventory at least once annually and to review the books and records that relate to its product shipments.

9.	Business Manager. xpedx shall assign a national account executive (hereinafter the “Business Manager”) to oversee the Allendale account and monitor xpedx service. Allendale shall appoint a primary contact for xpedx for all matters relating to the Products and xpedx may rely on such contact’s instructions regarding the Products. In the event that either Party changes its Primary Contact, it shall notify the other Party in writing.

10.	Purchases from Allendale. xpedx will have no obligation to purchase or pay for Products except pursuant to a purchase order issued by xpedx and accepted in accordance with the terms of this Agreement.

10.1.	Each order is deemed to incorporate the terms and conditions of this Agreement and each order stands alone and serves as a complete integrated order for the Products ordered under it. Any different or additional terms or conditions in any proposal, acknowledgement form, or any other document of xpedx or Allendale will be of no force or effect and will not become part of the Agreement of the parties. QUANTITIES OF PRODUCTS CITED IN OR PURSUANT TO THIS AGREEMENT OR ANY FORECAST, EXCEPT FOR QUANTITIES CITED IN A PURCHASE ORDER, ARE NON-BINDING.

10.2.	As required by xpedx, Allendale shall send to the Business Manager a forecast of the completed Product that it plans to have xpedx purchase and pick up at OSG. xpedx shall have no obligation to purchase any Products until xpedx issues a written purchase order to Allendale.

10.3.	The parties will establish mutually agreeable written maximum and minimum inventory requirements for the Sponge Products and the Other Products. xpedx will use commercially reasonable efforts to keep such maximum and minimum inventories for each the Products. The maximum and minimum product inventory amounts will be subject to change upon the prior mutual written agreement of the parties.

10.4.	All Sponge Products purchased by xpedx under this Agreement will be shipped from the Manufacturer FOB Destination.

10.4.1.	xpedx will arrange for the transportation of the Products from their respective plant of manufacture (“Manufacturing Plant”) to xpedx’s designated warehouse location. On a monthly basis , xpedx will invoice Allendale for all Product freight costs from the Manufacturing Plant to the xpedx warehouse.

10.5.	All Products purchased by xpedx from Allendale will be due for payment net twenty (20) days from the date of receipt of goods.

11.	Invoicing for Services. In connection with xpedx’s distribution of the Other Products and xpedx’s purchase and resale of the Sponge Products, xpedx will provide the services set forth on Exhibit B.

11.1.	Allendale shall be responsible for all inbound freight charges and xpedx shall bill such freight charges to Allendale. Notwithstanding any provision in this Agreement to the contrary, inbound freight charges will be summarized and invoiced once per month. Notwithstanding any provision in this Agreement to the contrary, freight related charges, including fees and surcharges, are subject to change and will be passed through to Allendale as incurred.

11.2.	Allendale shall be responsible for all outbound freight charges and xpedx shall bill such freight charges to Allendale. Outbound freight will be added to each order shipping from xpedx as a separate charge on order. Notwithstanding any provision in this Agreement to the contrary, freight related charges, including related fees and surcharges, are subject to change and will be passed through to Allendale as incurred.

11.3.	Payment terms for Allendale’s purchase of Products and services from xpedx shall be net thirty (30) days from date of invoice. Invoices not paid within thirty (30) days of the invoice date are subject to late fees at 1% per month or the highest rate allowed by law (if lower than 1%).

12.	Notice.

12.1.	Allendale shall immediately notify xpedx if Allendale knows or has reason to believe that Allendale has been or will be required, by any court or administrative agency of the United States or any state or by any legal process to respond to any recall notice, subpoena, search warrant, discovery or other directive under the authority of such court, administrative agency or process in connection with any proceeding related to any Product.

12.2.	Any notices or other communications required or permitted to be given, made or delivered under this Agreement shall be in writing (unless otherwise specifically provided herein) and shall be sufficiently made if delivered personally or sent by overnight courier service or sent by certified mail, receipt requested to xpedx at 6285 Tri-Ridge Boulevard, Loveland, Ohio 45140_Attention: Vice President of National Sales with a copy to General Counsel- xpedx, c/o International Paper 6285 Tri-Ridge Boulevard, Loveland, Ohio 45140. and to Allendale Pharmaceuticals at 73 Franklin Turnpike, Allendale, New Jersey 07401 Attention [ ].

13.	Warranty and Performance. Allendale warrants and guarantees that:

(i)	it has the right to enter into this Agreement;

(ii)	its performance under this Agreement will be free and clear of any liens and encumbrances;

(iii)	it is the true and lawful owner of the Products and has all necessary power and authority to sell them free and clear of all claims, liens, security interests, licenses, and other encumbrances;

(iv)	it holds all licenses, permits, registrations, and authorizations necessary for the lawful manufacture and sale of the Sponge Products;

(v)	The Sponge Products will not be adulterated or misbranded within the meaning of any applicable food, drug or medical device law or regulation (federal, state or local);

(vi)	The Sponge Products will comply with all federal, state, and local laws, rules and regulations applicable to the manufacturing, labeling, packaging, and sale of such products and at all times the Products will be approved, in all necessary respects, by the U.S. Food and Drug Administration (“FDA”) and other applicable state or local regulatory agencies, if any.

(vii)	The Sponge Products are not the subject of a notice from any court or other competent governmental body that Allendale is in violation of any law, regulation, order, decree or ruling of or restriction imposed by any judicial, governmental or regulatory body or agency that would prevent Allendale Pharmaceuticals from manufacturing or shipping product

(viii)	(viii) the Products will be free of any defects in design or manufacture, will conform to product specifications, and will be fit for their intended use(s);

(ix)	the Products will be safe for any indicated or reasonably foreseeable use, when used in accordance with their labeling, and any and all labeling accompanying the Products are compliant with FDA regulations;

(x)	the manufacturing processes for the Sponge Products will meet or exceed the applicable standards in the industry for such products and will be in compliance with all applicable federal, state, and/or local laws, rules, and regulations;

(xi)	there are no decisions or pending decisions by any governmental or regulatory body stating that any of the Sponge Products are defective or unsafe for use in accordance with their labeling and there have been no recalls ordered by any governmental or regulatory body with respect to the Products;

(xii)	the Sponge Products will not be falsely labeled, advertised, or invoiced;

(xiii)	the Sponge Products do not infringe any patent, copyright, trademark, trade secret or other intellectual property right of any third party.

xpedx warrants and guarantees that:

(i)	it has the right to enter into this Agreement;

(ii)	its performance under this Agreement will be free and clear of any liens and encumbrances;

(iii)	it has all necessary power and authority to hold and sell them free and clear of all claims, liens, security interests, licenses, and other encumbrances;

(iv)	All work to be performed under this Agreement, including but not limited to the warehousing, storage and shipment of the Products, shall be conducted in a commercially reasonable manner, in accordance with all applicable Laws, Rules and Regulations, including cGMPs as they apply to 21CFR 210 and 211

v       it holds all licenses, permits, registrations, and authorizations necessary for the lawful storage and distribution of the Products

(iv)

14.	Compliance, Returns and Recalls.

14.1.	Allendale shall be solely responsible for assuring that all Products comply with all law, regulation, order, decree or ruling of or restriction imposed by any judicial, governmental or regulatory body or agency; Allendale shall be solely responsible for filing notices required by any judicial, governmental or regulatory body or agency law, regulation, order, decree or ruling Allendale solely responsible for complying with all aspects of any voluntary or governmentally mandated Product compliance or Product recall (whether or not initiated or mandated by the FDA.) xpedx shall use commercially reasonable efforts to assist Allendale in connection with any Product recall matters , provided that (i) Allendale gives xpedx prior written notice of the requirements and (ii) Allendale provides xpedx with mutually agreeable written assurances that Allendale will promptly reimburse xpedx for any and all reasonable and substantiated expenses incurred by xpedx in complying with any such directive or recall, including, but not limited to, reasonable attorneys’ fees, travel and lodging expenses and an hourly labor rate in connection with xpedx’s response to such matter.

14.2.	In the event that Product is returned from any Allendale Customer for any reason, xpedx shall be obligated to accept Product only from those Allendale Customers to whom xpedx distributed such Product. xpedx shall not be obligated to accept returned Product from any other third parties. If Product is returned as defective or non-conforming to the Specifications, xpedx shall follow the procedures for Returns in Exhibit C. Allendale shall reimburse xpedx for the purchase price of the Product and for all other costs including but not limited to freight charges associated with the shipment of the Product to xpedx. Products stored for more than sixty (60) days will be subject to a storage fee as set out in Exhibit A and the procedures set forth in Section 7 herein.

14.3.	In no event may xpedx knowingly accept product returns without written approval from a representative of Allendale.

14.4.	In no event will xpedx be responsible to accept returns (including but not limited to recalls) from any consumer. At xpedx’s sole discretion, if requested by Allendale, xpedx may accept returns on behalf of Allendale customers or individual consumers to whom xpedx did not ship Product. Prices for such Services will be set out in Exhibit A.

15.	Indemnification and Insurance-Allendale.

15.1.

Allendale hereby agrees to defend, indemnify and hold harmless xpedx, and xpedx’s employees, directors, officers, and contractors from all claims, losses, liabilities, damages, costs, and expenses (including, without limitation, reasonable fees and expenses of attorneys) arising out of allegations that: (i) a Product has infringed any third party’s patent, copyright, trademark, trade secret or any other intellectual property right; or (ii) an Allendale product has caused personal injury, death, or damage to property; or (iii) arise out of any act or omission of Allendale, its employees or contractors. Allendale further agrees to defend, indemnify and hold harmless xpedx and xpedx’s employees, directors, officers, and contractors from all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorneys fees and expenses) arising out of the recall of a Product or any other governmental, regulatory on other legal action brought concerning a Product.

15.2.	Within thirty (30) days of the receipt of a claim or lawsuit as described in paragraph 15.1, xpedx will tender the defense of such claim or lawsuit to Allendale by forwarding same to Allendale via certified mail. The failure to so notify Allendale will not relieve it of its obligation to defend, indemnify, and hold harmless as described above, however, except to the extent such failure has caused Allendale actual prejudice. Within twenty (20) days of receipt of such a tender, Allendale will notify xpedx of its acceptance of said tender via correspondence sent to xpedx via certified mail and will institute the necessary steps to defend the claim or lawsuit. The mere allegation in such a claim or lawsuit that xpedx and/or xpedx’s employees, directors, officers, and/or contractors were guilty of acts or omissions independently giving rise to liability shall not be a basis for Allendale to deny a tender made under paragraph 15.1 above. Such a tender may be denied only if there is substantial proof of an actual act or omission on the part of xpedx, and/or xpedx’s employees, directors, officers, and/or contractors that caused the injury or damage alleged in the claim or lawsuit. Allendale further agrees to reimburse xpedx for any legal fees and expenses reasonably incurred from the date of the tender until said tender is accepted and Allendale takes over the defense of the claim or lawsuit.

15.3.	It is anticipated that the responsibilities of Allendale outlined in paragraph 15.1 will be covered by commercial insurance procured by and paid for by Allendale. However, in the event any such insurance carrier becomes insolvent or otherwise declines to assume these responsibilities, it is understood that Allendale will assume them directly.

15.4.	xpedx agrees to cooperate with Allendale in the defense of any claim or lawsuit as described in paragraph 15.1 above, but it is understood that any and all costs incurred in defending such a claim or lawsuit, including employee time and travel, will be borne by Allendale. Employee time will be charged in accordance with that individual’s usual compensation.

15.4.1.	With respect to performance hereunder, and in addition to Allendale’s obligation to indemnify, Allendale agrees to maintain, at all times during the term of this Agreement, the following minimum insurance coverages and limits and any additional insurance and/or bonds required by law:

A.	Workers’ Compensation insurance with benefits afforded under the laws of the state in which the Services are to be performed and Employers Liability insurance with minimum limits of:

(i)	$1,000,000 for Bodily Injury-each accident;

(ii)	$1,000,000 for Bodily Injury by disease-policy limits; and

(iii)	$1,000,000 for Bodily Injury by disease-each employee.

B.	Commercial General Liability insurance with limits not less than:

(i)	$10,000,000 General Aggregate limit;

(ii)	$10,000,000 each occurrence sub-limit for all bodily injury or property damage incurred in any one occurrence;

(iii)	$10,000,000 each occurrence sub-limit for Personal and Advertising Injury; (iv) $10,000,000 Products/Completed Operations Aggregate limit, with a

(iv)	$10,000,000 each occurrence sub-limit for Products/Completed Operations.

(a)	International Paper, its affiliates, officers, agents and employees shall be named as Additional Insureds to Allendale’s Commercial General Liability policy.

C.	xpedx requires that companies providing insurance coverage have a rating of “A” or better and a Financial Size Category rating of VIII or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies. The Allendale liability policies shall be primary and any policy or policies carried by International Paper shall be strictly excess and non-contributory for claims arising out of the products or sole negligence of Allendale.

D.	A Certificate of Insurance stating the types of insurance and policy limits provided Allendale must be received prior to commencement of any work. The cancellation clause on the certificate of insurance will be amended to read as follows:

THE ISSUING COMPANY WILL MAIL THIRTY (30) DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER PRIOR TO CANCELLATION OR A MATERIAL CHANGE TO POLICY DESCRIBED ABOVE.”

E.	Prior to commencement of any work under this Agreement, Allendale will obtain its insurer’s written acknowledgment that the Services provided under this Agreement or any other incidental services provided by International Paper to Allendale will not trigger any exclusion of the Additional Insured protection extended to International Paper under Allendale’s insurance policies.

F.	Allendale shall also require all Manufacturers, agents and subcontractors performing work on the project or who may enter upon the work site to maintain the same insurance requirements listed above.

16.	Indemnification and Insurance—xpedx

16.1.	xpedx shall indemnify, defend and hold harmless Allendale and Allendale’s Affiliates from and against any and all Losses payable to third parties, based upon, arising out of, or otherwise in respect of any breach or default by xpedx of any of its representations, warranties, duties on covenants contained in this Agreement, including any negligent act or omission, or willful misconduct of xpedx.

16.2.	xpedx shall provide Allendale with evidence that it has in place with a reputable and responsible insurance carrier with an A rating or better, which shall remain in full force and effect throughout the Contract Term, the following:

A.	Workers’ Compensation insurance with benefits afforded under the laws of the state in which the Services are to be performed and Employers Liability insurance with minimum limits of:

(i)	$1,000,000 for Bodily Injury-each accident;

(ii)	$1,000,000 for Bodily Injury by disease-policy limits; and

(iii)	$1,000,000 for Bodily Injury by disease-each employee.

B.	Commercial General Liability insurance with limits not less than:

(i)	$10,000,000 General Aggregate limit;

(ii)	$10,000,000 each occurrence sub-limit for all bodily injury or property damage incurred in any one occurrence;

(iii)	$10,000,000 each occurrence sub-limit for Personal and Advertising Injury; (iv) $10,000,000 Products/Completed Operations Aggregate limit, with a

(iv)	$10,000,000 each occurrence sub-limit for Products/Completed Operations.

(v)	Allendale Pharmaceuticals, its affiliates, officers, agents and employees shall be named as Additional Insureds to International Paper’s Commercial General Liability policy, but only for occurrences arising out of xpedx’s services provided hereunder.

17.	Limitation of Liability. xpedx’s liability on any claim of any kind, whether based on negligence, warranty or otherwise, for any property loss or damage arising out of, connected with, or resulting from this contract, or from the performance or breach thereof, or from the manufacture, sale, delivery, resale or use of any material covered by or furnished pursuant to this Agreement shall in no case exceed the price allocable to the material which gives rise to the claim. In no event shall xpedx be liable for special, incidental or consequential damages, including lost profits, lost revenues or business interruption based on any breach or default of xpedx.

18.	Excusable Delays. xpedx shall not be liable for delay or failure to perform due to causes beyond xpedx’s control such as, but not limited to, the unavailability of goods, law or governmental regulation, judgment of a competent court, labor difficulties, accidents, transportation delays, Acts of God, war or civil commotion.

19.	General Terms.

19.1	Confidentiality. In the performance of its obligations under this Agreement, either Party (“Receiving Party”) may receive or have access to Information owned, controlled or disclosed by the other Party (“Disclosing Party”), including Information provided under a separate nondisclosure agreement prior to executing this Agreement. No Information furnished by either Party to the other Party in connection with this Agreement shall be considered to be confidential or proprietary unless it is conspicuously marked as such. Unless such Information was previously known to the Receiving Party free of any obligation to keep it confidential, or has been or is subsequently made public by the Disclosing Party or a third party, without violating a confidentiality obligation, it shall be kept confidential by the Receiving Party, shall be used only in performing under this Agreement, shall be disclosed solely to its employees, officers, contractors and agents with a need to know such Information for purposes of this Agreement and may not be used for other purposes, except as may be agreed upon between both Parties in writing. Neither Party is granted any rights or license to the other Party’s Information. Each Party shall use the same degree of care to prevent its disclosure to others as it uses with respect to its own proprietary or confidential Information. All copies of such Information, in written, graphic or other tangible form, shall be returned to the Disclosing Party upon the earlier of (i) the Disclosing Party’s request or (ii) upon Termination, Cancellation, or expiration of this Agreement. All copies of such Information in intangible form, such as electronic records, including electronic mail, shall be destroyed upon the earlier of (i) the Disclosing Party’s request or (ii) upon Termination, Cancellation, or expiration of this Agreement, and the Receiving Party shall certify to the Disclosing Party the destruction of all intangible copies of such Information.

19.2

Governing Law/Jurisdiction. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio without regard to conflict of law principles. The provisions of the United Nations Convention on

Contracts for the International Sale of Goods will not apply. Any action relating to the Agreement will be brought in the courts of Hamilton County, Ohio or if under federal jurisdiction, in the U.S. District Court for the Southern District of Ohio and the parties hereby submit to the jurisdiction of such courts, and waive any venue objections thereto.

19.3	Export Compliance. The Agreement is subject to all laws, regulations, orders or other limitations on the export and reexport of commodities, technical data and software. Allendale agrees that it will not export, reexport, resell or transfer any export controlled commodity, technical data or software (a) in violation of such limitations imposed by the United States or any other appropriate national government authority, or (b) to any country for which an export license or other governmental approval is required at the time of export, without first obtaining all necessary licenses or other approvals.

19.4	Assignment. Neither party may assign or delegate its rights or obligations under the Agreement without the other’s prior written consent.

19.5	Relationship of Parties. Allendale and xpedx are independent contractors. Nothing in the Agreement creates a joint venture, partnership, franchise, employment or agency relationship or fiduciary duty of any kind. Neither Party will have the power, and will not hold itself out as having the power, to act for or in the name of or to bind the other Party. Except as expressly provided, the Agreement is not for the benefit of any third parties.

19.6	No Waiver. No delay or failure to act in the event of a breach of this Agreement will be deemed a waiver of that or any subsequent breach of any provision of this Agreement. Any remedies at law or equity not specifically disclaimed or modified by the Agreement remain available to both parties.

19.7	Headings. The section headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

19.8	Severability. If a court of competent jurisdiction finds any provision of this Agreement unlawful or unenforceable, that provision will be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

19.9	Counterparts This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

19.10	Press Releases/Publicity. Neither Allendale nor xpedx will issue press releases or other publicity regarding the Agreement or its subject matter without the prior written approval of the other.

19.11	Survival. The provisions set forth in the following Sections and Subsections of this Agreement will survive after the termination of this Agreement and will remain in effect until fulfilled.

19.12	Amendments. Except as specifically provided herein, the Agreement may be modified only by a written amendment referring to the Agreement and signed by authorized representatives of each Party.

19.13	Complete Agreement. This document represents the complete agreement between the Parties and it supersedes any and all prior agreements between the Parties. This Agreement shall not be modified or in any way altered by any subsequent course of dealing, or any subsequent oral statements or documents, including, but not limited to, subsequent purchase orders or sales acknowledgments, but may only be changed by a written document, specifically referencing and specifically modifying this Agreement, signed by both Parties hereto.

IN WITNESS WHEREOF, Allendale Pharmaceuticals Inc. and xpedx have executed this agreement as of the date first above written.

Agreed to and accepted by:

Allendale Pharmaceuticals, Inc.		xpedx, a division of
International Paper Company

/s/ Gene Detroyer		/s/ Arthur J. Douville

By:	Gene Detroyer	By:	Arthur J. Douville
Title:	President and CEO	Title:	Executive Vice President, Operations
Date:	August 2, 2006	Date:	July 31, 2006

EXHIBIT A

Products and Pricing

A.	Products. The following Products are covered by this Agreement:

3002 Today Personal Lubricant, Stimulating 2.5 oz 24/ctn

3003 Today Personal Lubricant, Sensitive 2.5 oz 24/ctn

55409 Today Personal Lubricant, Aroma Therapy 2.5 oz 24/ctn

55407 Today Personal Lubricant, Menopausal 2.5 oz 24/ctn

11203 Today Sponge 3/bx, 24bx/ctn $XXXX1/case

11106 Today Sponge 6/bx, l2bx/ctn $XXXX1/case

11112 Today Sponge 12/bx l2bx/ctn $XXXX1/case

B.	Pricing

1.	Pick Fees. For each unit picked, xpedx will charge a Pick Fee. This fee will be added to the cost of goods for each case/unit of goods. Pick Fees will be charged using one of the following methods.

a.	Products xpedx purchases, owns and manages, will have a pick fee of $XXXX[1] per case of goods picked including a $XXXX1/case financing fee calculated with the following general assumptions:

Average Working Capital of approximately $XXXX[1]. Working capital is defined as inventory + A/R — DPO. , Assumes average inventory is $XXXX[1] and turns once a month, monthly pick fees of $XXXX[1], and AR of 30 days, and DPO of 20. See model attached as Exhibit D).

b.	Products Allendale will maintain ownership of and xpedx will only provide distribution services for will be charged a pick fee of $XXXX[1].

2.	Product Packaging: In the event Allendale decides to change the packaging or case packs for any items (each per box, boxes per case etc.), xpedx reserves the right to re-evaluate the program pricing and adjust the Pick Fees based upon the change in volume. These changes in Pick Fees will go into effect at the same time the change in Product Packaging goes into effect.

3.	Return Management Fees. The return fee will equal the amount charged for the pick fee as outlined above in Exhibit A, l.a or b, plus the cost of any return freight from the customer. In the event a return is due to an error by xpedx return fees will not be charged and return freight will be paid by xpedx.

4.	Repacking / Special Fees: Any fees for repacking merchandise, special kitting, repackaging returned goods for resale or any other special fees will be priced and invoiced separately and must be agreed to by both parties prior to work being performed or invoices being generated.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

5.	Additional Storage Fees: Storage fees for inventory on hand greater than 60 days from the date of receipt will be assessed a charge of $XXXX[1] per month per pallet.

Volume Changes: Any volume change of + or - 20% of the original estimated volumes may require modified pricing. Original estimates are included below:

Annual Cost of Goods	$XXXX[1]
Annual Inbound Pallets	1200
Annual Cases Shipped	XXXX[1]
Average Lines Per Order	3
Average Cases Per Order	25

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

EXHIBIT B

Services

A.	Allendale will provide xpedx manufacturing pick up details at least five (5) business days in advance of expected pick up date by xpedx. xpedx will create purchase order or receiving document for lubricants, details in its business system to facilitate the receipt and payment of inbound goods. Deliveries attempted without purchase order(s) or appointments may be refused by xpedx.

B.	xpedx will receive and store Products for this program in accordance with standard xpedx warehouse management practices and at a minimum in accordance with 21CFR 210 and 211. FIFO physical management of goods will be maintained for Allendale Pharmaceuticals Inc. Product. xpedx will segregate each item by lot number to ensure FIFO processes are utilized.

C.	Allendale will bill xpedx for Sponge product shipped to xpedx dated as of the ship date with payment terms of net 20, at the cost of the goods shipped as specified in Exhibit A. Products.

C.	xpedx will receive orders for Products utilizing one of the following processes:

1.	From a third-party sales and marketing firm (Master Broker) selected by Allendale via Electronic Data Interchange (EDI) or XML. The Master Broker shall be deemed an agent of Allendale for purposes of this Agreement. The format of the orders will be agreed upon by both parties and can not be changed with out agreement by both parties.

2.	Via xpedx.com entered on an authorized xpedx.com sign on ID established for Allendale..

3.	Via EDI directly from an end user customer. These end user set ups will be customized per account and must be agreed to by both Parties in advance.

D.	During normal xpedx business days, xpedx will provide same day or next day fulfillment of all orders received unless otherwise specified by Allendale.

E.	Lot number recording and tracking at point of order shipment and reporting as needed. xpedx will add the lot number for each order line at the order line level. This will enable lot number shipment reporting in the event of a product recall.

F.	xpedx will prepare shipments in one of the following manners:

1.	For parcel type shipments, xpedx will utilize Federal Express Ground ship management systems. Tracking numbers and fulfillment notification may be electronically transmitted to the third-party order placement company.

2.	For pallet type shipments, xpedx will utilize one of the I.P. preferred carriers to deliver the shipment. Tracking information can be provided as requested.

G.	All orders will be acknowledged to Allendale Pharmaceuticals Inc. via e-mail from xpedx.com. Allendale will pull invoices off of xpedx.com for payment.

H.	Process Statements for the day to day management of the program will be agreed upon by both Parties.

I.	xpedx shall provide reporting to Allendale via xpedx’s web-based reporting tool.

J.	EDI Order Placement and Invoicing for Allendale customers requiring direct system interface with xpedx.

1.	Orders will be sent to xpedx via EDT standard ANSI sets by end user customer.

(a)	Ship to will be the customer’s distribution center; and

(b)	Bill to will be the customers Accounts Payable address

2.	xpedx may be required to send a functional acknowledgement back to the end user customer.

3.	xpedx will batch and release the orders to the warehouse following standard processes.

4.	Upon shipping or customer pick up, the order will be ship confirmed.

(a)	The ship confirmation process will generate an Advance Shipping Notification to the customer placing the order.

5.	The EDI invoice will be generated during nightly processing the day the goods are ship confirmed.

(a)	The invoice will have a remit to address of Allendale Pharmaceutical

(b)	The end user customer will send payments directly to Allendale Pharmaceutical.

6.	Additionally, xpedx will generate an invoice to Allendale Pharmaceuticals with payment terms of net 30 for the following items for each shipment.

(a)	Cost of the goods shipped as specified in Exhibit A.A Products.

(b)	Associated service/pick fees

(c)	Outbound freight

(d)	Any applicable and mutually agreed upon miscellaneous charges

7.	Invoice Discrepancies.

(a)	Upon Allendale’s request, xpedx will provide a copy of the signed proof of delivery for any shipments with payment discrepancies.

(b)	Unless the customer signs the Bill of Lading with a note on the over/short or damage, the invoice, as it was originally issued, will be due for payment. If over, short or damages are noted, a corrected invoice will be issued to Allendale by xpedx or a credit may be issued against the original invoice

EXHIBIT C

Procedures relating to Product Recalls

A.	Procedures for minor or major recalls of Product.

1.	Upon notification of a recall of goods, Allendale will advise xpedx of the affected lot numbers of the recall.

2.	xpedx will generate a report showing all ship to destinations for the affected lot numbers and provide this report to Allendale in electronic format.

3.	Allendale will be required to contact all ends users of the affected lot numbers.

4.	xpedx will accept returns of the affected lot numbers from the customers originally shipped to only.

a.	These returns must be in the original packaging but may be returned from the shelf in their retail outer packaging.

5.	xpedx will collect returns and keep them in a segregated area.

6.	Allendale representatives must provide xpedx with a final disposition of the goods within 60 days.

7.	xpedx will make arrangements to dispose of goods in accordance with Allendale’s instructions.

a.	All costs for the disposal of goods and any return freight will be invoiced to Allendale and due 30 days from the date of the invoice.